Exhibit 10.15

FIRST AMENDMENT

TERRITORIAL SAVINGS BANK

EXECUTIVE INCENTIVE COMPENSATION PLAN

WHEREAS, Territorial Savings Bank (the “Bank”) maintains an annual cash bonus plan known as the Executive Incentive Compensation Plan (the “EICP”); and

WHEREAS, the Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and the final regulations thereunder necessitate changes to the EICP, which must be adopted no later than December 31, 2008, for the EICP to come into compliance with such changes in the law; and

NOW THEREFORE, the EICP is hereby amended by adding the following to the end thereof:

Payment of Awards

Notwithstanding anything in this Plan to the contrary, effective January 1, 2005, payment of all awards made under the Plan shall be made in a cash lump sum no later than March 15 of the year following the year for which the award is earned. For example, if an award is earned for the 2008 calendar year, the payment shall be made no later than March 15, 2009. Accordingly, all payments under this Plan are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, under the “short term deferral rule” set forth in the 2007 final regulations issued thereunder.

IN WITNESS WHEREOF, the Bank has adopted this First Amendment.

TERRITORIAL SAVINGS BANK

November 10, 2008	By:	/s/ Harold H. Ohama
Date		Chairman of the Compensation Committee